FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC    The IGB Group
Frank Constantinople, SVP Investor Relations    Leon Berman
Tel: +1-203-504-1063    Tel: +1-212-477-8438
fconstantinople@aircastle.com     lberman@igbir.com

Aircastle Announces Second Quarter 2019 Results
Total Revenues Rose 9.4% to $223.4 million; Book Value per Share increased 7.4% versus Q2:18
Declared Third Quarter 2019 Dividend of $0.30 per Common Share

Key Second Quarter 2019 Financial Metrics

•	Total revenues were $223.4 million

•	Total lease rental and direct financing and sales-type lease revenues were $201.1 million

•	Net income was $31.1 million, or $0.41 per diluted common share

•	The timing of aircraft sales shifted approximately $0.05 of diluted earnings per share from the second quarter into the third quarter

•	Adjusted net income(1) was $36.2 million, or $0.48 per diluted common share

•	Adjusted EBITDA(1) was $210.9 million

•	Cash ROE(1) was 11.8%; net cash interest margin was 7.4%
Highlights

•	Successfully transitioned seventeen aircraft from Avianca Brazil and Jet Airways; lease signed for last remaining A320 aircraft

•	Acquired ten narrow-body aircraft for $325 million; committed to acquire sixteen additional narrow-bodies for $404 million; $1.2 billion of total closed and committed acquisitions for 2019

•	Raised $1.13 billion of secured and unsecured debt at an average fixed rate of 3.91%

•	Repaid $500 million of 6.25% senior unsecured notes in July

•	Declared our 53rd consecutive quarterly dividend; repurchased $12.0 million of our shares year-to-date at an average price of $18.29 per share
Stamford, CT.  August 6, 2019 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported second quarter 2019 net income of $31.1 million, or $0.41 per diluted common share, and adjusted net income of $36.2 million, or $0.48 per diluted common share. The second quarter results included total

________________________________________
(1) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

lease rental and direct financing and sales-type lease revenues of $201.1 million, versus $187.4 million in the second quarter of 2018, an increase of 7.4%.
Commenting on the results, Mike Inglese, Aircastle’s Chief Executive Officer, stated, “Aircastle had an extremely active second quarter during which we delivered strong financial results for our shareholders. The strength of our leasing platform enabled us to quickly and successfully transition the aircraft that we repossessed from Avianca Brazil and Jet Airways, and our third quarter guidance includes $8.3 million of incremental rent associated with the re-leased aircraft. We also closed the acquisition of ten additional narrow-body aircraft during the second quarter. Presently, our 2019 acquisitions and commitments approximate $1.2 billion, and Aircastle's fleet count currently totals 268 aircraft versus 228 a year ago.”
Mr. Inglese continued, “We were also very active on the financing front, raising $1.13 billion of attractively priced capital during the quarter as part of a continued effort to reduce our cost of capital. In early June we issued our second senior unsecured investment grade note for $650 million, at a coupon of 4.25%. In addition, in the early part of the third quarter we repaid $500 million of higher coupon, 6.25% debt. The resulting annual expense savings on the $500 million of retired debt is approximately $0.13 per diluted share.”
Mr. Inglese concluded, “Aircastle's robust leasing capabilities and disciplined capital management positions the Company well for profitable growth throughout the aviation cycle. By focusing on the more liquid, in-demand single-aisle segment, we are further enhancing our ability to rapidly secure attractive lease terms for our fleet and minimize transitional issues. This approach, combined with our strong balance sheet and commitment to a stable, growing dividend and opportunistic share repurchases, enhances our ability to create long-term value for our shareholders.”
Financial Results

(In thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Lease rental and direct financing and sales-type lease revenues	$201,144	$187,354	$390,821	$374,279
Total revenues	$223,416	$204,276	$437,343	$406,956
Adjusted EBITDA(1)	$210,900	$192,623	$410,247	$383,768
Net income	$31,112	$50,203	$65,922	$107,750
Per common share - Diluted	$0.41	$0.64	$0.87	$1.37
Adjusted net income(1)	$36,204	$52,378	$75,820	$109,129
Per common share - Diluted	$0.48	$0.67	$1.00	$1.38
_______________

(1)	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.
Second Quarter Results
Lease rental and direct financing and sales-type lease revenues rose to $201.1 million, up $13.8 million, or 7.4%, versus the second quarter of 2018. The increase was primarily due to net year-over-year fleet growth. Second quarter rental revenues would have been $8.3 million higher if all of the repossessed Avianca Brazil and Jet Airways aircraft had transitioned at the beginning of the quarter. Total revenues were $223.4 million, an increase of $19.1 million, or 9.4%, from the previous year. We recognized $26.6 million of maintenance revenue in the second quarter of 2019, driven by return compensation associated with several aircraft which transitioned, versus no maintenance revenue in the second quarter of 2018. The second quarter of 2019 included $17.6 million of maintenance revenue associated with aircraft that were leased to Jet Airways which successfully transitioned. This more than offset transactional impairment charges of $7.4 million associated with the transition of these aircraft.
We completed our annual fleet review during the second quarter with no additional impairment charges.
Total operating expenses increased by $33.2 million, or 21.6%. This was due to higher depreciation of $13.4 million associated with fleet expansion, higher interest expense $9.0 million associated with higher debt balances in the second quarter of 2019, and the $7.4 million transactional impairment charge previously referenced.
Net income in the second quarter was $31.1 million, versus net income of $50.2 million the prior year, while adjusted net income for the quarter was $36.2 million, versus $52.4 million. Lower gains from the sale of aircraft of $19.5 million, higher depreciation of $13.4 million and higher interest expense of $9.0 million were all partially offset by higher maintenance revenue, net of transactional impairments, of $19.2 million. We had no aircraft sales in the second quarter of 2019; several aircraft sales initially scheduled to close during the second quarter were completed early in the third quarter. This timing difference reduced net and adjusted diluted earnings per share in the second quarter of 2019 by approximately $0.05. Depreciation expense increased mainly due to the net addition of 40 aircraft since the second quarter of 2018, while interest expense rose due to higher average debt balances during the quarter. We raised more than $1.1 billion of secured and unsecured debt during the second quarter of 2019.
Adjusted EBITDA for the second quarter was $210.9 million, an increase of $18.3 million, or 9.5%, from the second quarter of 2018. Higher combined lease rental and maintenance revenue of $40.4 million were partly offset by lower year-over-year gains from flight equipment sold of $19.5 million.
Aviation Assets
During the second quarter of 2019, we acquired ten narrow-body aircraft for $325 million. In the first half of 2019, we acquired a total of 24 narrow-body aircraft for $770 million. We have committed to acquire another sixteen narrow-body aircraft for $404 million for a full year 2019 total of $1.2 billion. These 40 aircraft have a weighted average age of approximately 8.7 years and a weighted average remaining lease term of 4.9 years.
We recorded no aircraft sales during the second quarter of 2019. In the first half of 2019 we sold four aircraft for total proceeds of approximately $56.9 million. Year-to-date gains from the sale of flight equipment totaled $12.3 million.
As of June 30, 2019, Aircastle owned and managed 283 aircraft with a net book value of $8.5 billion.

Owned Aircraft	As of June 30, 2019(1)	As of June 30, 2018(1)
Net Book Value of Flight Equipment ($ mils.)	$7,842	$6,776
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$5,957	$5,419
Number of Aircraft	268	228
Number of Unencumbered Aircraft	226	199
Weighted Average Fleet Age (years)(2)	9.5	9.5
Weighted Average Remaining Lease Term (years)(2)	4.6	4.7
Weighted Average Fleet Utilization for the quarter ended(3)	94.0%	99.5%
Portfolio Yield for the quarter ended(2)(4)	10.7%	11.5%
Net Cash Interest Margin(5)	7.4%	8.3%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$678	$628
Number of Aircraft	15	12
_______________

(1)	Calculated using net book value of flight equipment held for lease and net investment in direct financing and sales-type leases at period end.

(2)	Weighted by net book value.

(3)
Aircraft on-lease days as a percent of total days in period weighted by net book value. The decrease from our historical utilization rate was due to the early termination of the leases for eleven aircraft from Avianca Brazil and seven aircraft from Jet Airways.

(4)
Lease rental revenue, interest income and cash collections on our net investment in direct financing and sales-type leases for the period as a percent of the average net book value for the period; quarterly information is annualized. The decrease from our historical portfolio yield was due to the early termination of the leases for eleven aircraft from Avianca Brazil and seven aircraft from Jet Airways. The calculation of portfolio yield includes our net investment in direct financing and sales-type leases in the average net book value, and the interest income and cash collections from our net investment in direct financing and sales-type leases in lease rentals.

(5)
Net Cash Interest Margin = Lease rental yield including direct financing and sales-type lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Financing Activity
During the second quarter of 2019, the Company issued $650 million of unsecured Senior Notes due 2026 bearing a coupon of 4.25%. This was our second senior unsecured note issued with investment grade credit ratings and priced at a spread of 230 basis points over the seven year treasury.
During the quarter we raised an additional $480 million of fixed rate, secured bank financing for eleven Airbus A320neo aircraft and two Boeing 737-800 aircraft, and we increased the size of one of our unsecured revolving credit facilities to $300 million from $280 million. The fixed rate secured bank financing was priced at a weighted average blended rate of 3.45%.

Common Dividend

On August 2, 2019, Aircastle’s Board of Directors declared a third quarter 2019 cash dividend on its common shares of $0.30 per share, payable on September 16, 2019, to shareholders of record on August 30, 2019. This is our 53rd consecutive dividend.

Share Repurchases

During the second quarter of 2019, Aircastle’s Board of Directors re-authorized a $100 million share repurchase program. There is $96.7 million currently remaining under this authorization. Since the beginning of the year, the Company has acquired approximately 658,000 shares at an average price of $18.29 per share. Since 2011, the Company has repurchased 18.7 million shares at an average price of $14.62 per share.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Tuesday, August 6, 2019 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 289-0438 (from within the U.S. and Canada) or (720) 543-0214 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode "9390195".

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release, an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Thursday, September 5, 2019 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “9390195”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2019, Aircastle owned and managed on behalf of its joint ventures 283 aircraft leased to 89 customers located in 47 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's 2018 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Cash and cash equivalents	$500,373	$152,719
Restricted cash and cash equivalents	14,751	15,134
Accounts receivable	12,841	15,091
Flight equipment held for lease, net of accumulated depreciation of $1,371,515 and $1,221,985, respectively	7,341,097	6,935,585
Net investment in direct financing and sales-type leases	500,918	469,180
Unconsolidated equity method investments	78,793	69,111
Other assets	185,702	214,361
Total assets	$8,634,475	$7,871,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs and discounts	$1,214,402	$798,457
Borrowings from unsecured financings, net of debt issuance costs and discounts	4,277,731	3,962,896
Accounts payable, accrued expenses and other liabilities	164,585	153,341
Lease rentals received in advance	96,973	87,772
Security deposits	124,867	120,962
Maintenance payments	734,433	739,072
Total liabilities	6,612,991	5,862,500

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 74,983,114 shares issued and outstanding at June 30, 2019; and 75,454,511 shares issued and outstanding at December 31, 2018	750	754
Additional paid-in capital	1,460,534	1,468,779
Retained earnings	560,200	539,332
Accumulated other comprehensive loss	—	(184)
Total shareholders’ equity	2,021,484	2,008,681
Total liabilities and shareholders’ equity	$8,634,475	$7,871,181

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Lease rental revenue	$192,823	$178,486	$374,057	$355,969
Direct financing and sales-type lease revenue	8,321	8,868	16,764	18,310
Amortization of lease premiums, discounts and incentives	(5,345)	(3,534)	(11,056)	(6,662)
Maintenance revenue	26,567	—	42,968	11,991
Total lease revenue	222,366	183,820	422,733	379,608
Gain on sale of flight equipment	346	19,864	12,348	25,632
Other revenue	704	592	2,262	1,716
Total revenues	223,416	204,276	437,343	406,956
Operating expenses:
Depreciation	89,578	76,181	174,313	151,183
Interest, net	66,377	57,398	129,840	114,506
Selling, general and administrative (including non-cash share-based payment expense of $3,177 and $3,076 for the three months ended and $5,903 and $5,454 for the six months ended June 30, 2019 and 2018, respectively)	18,317	18,583	36,317	36,418
Impairment of flight equipment	7,404	—	7,404	—
Maintenance and other costs	5,213	1,561	12,617	2,549
Total operating expenses	186,889	153,723	360,491	304,656

Total other income (expense)	(1,910)	901	(3,971)	4,075

Income from continuing operations before income taxes and earnings of unconsolidated equity method investments	34,617	51,454	72,881	106,375
Income tax provision	5,992	3,132	9,090	2,288
Earnings of unconsolidated equity method investments, net of tax	2,487	1,881	2,131	3,663
Net income	$31,112	$50,203	$65,922	$107,750
Earnings per common share — Basic:
Net income per share	$0.41	$0.64	$0.88	$1.37
Earnings per common share — Diluted:
Net income per share	$0.41	$0.64	$0.87	$1.37
Dividends declared per share	$0.30	$0.28	$0.60	$0.56

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$65,922	$107,750
Adjustments to reconcile net income to net cash and restricted cash provided by operating activities:
Depreciation	174,313	151,183
Amortization of deferred financing costs	6,958	7,042
Amortization of lease premiums, discounts and incentives	11,056	6,662
Deferred income taxes	7,957	3,126
Non-cash share-based payment expense	5,903	5,454
Cash flow hedges reclassified into earnings	184	595
Collections on direct financing and sales-type leases	10,971	13,127
Security deposits and maintenance payments included in earnings	(24,162)	(554)
Gain on sale of flight equipment	(12,348)	(25,632)
Impairment of flight equipment	7,404	—
Other	209	(7,491)
Changes in certain assets and liabilities:
Accounts receivable	(7,899)	(7,315)
Other assets	3,582	(3,086)
Accounts payable, accrued expenses and other liabilities	(11,619)	(14,799)
Lease rentals received in advance	7,181	16,908
Net cash and restricted cash provided by operating activities	245,612	252,970
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(660,723)	(365,505)
Proceeds from sale of flight equipment	56,924	178,185
Net investment in direct financing and sales-type leases	—	(16,256)
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	18,054	(3,965)
Unconsolidated equity method investments and associated costs	(7,551)	—
Other	2,241	2,956
Net cash and restricted cash used in investing activities	(591,055)	(204,585)
Cash flows from financing activities:
Repurchase of shares	(14,288)	(14,987)
Proceeds from secured and unsecured debt financings	1,841,848	—
Repayments of secured and unsecured debt financings	(1,105,353)	(128,342)
Deferred financing costs	(12,165)	(1,615)
Security deposits and maintenance payments received	92,514	108,653
Security deposits and maintenance payments returned	(64,788)	(38,718)
Dividends paid	(45,054)	(43,993)
Net cash and restricted cash used in financing activities	692,714	(119,002)
Net increase in cash and restricted cash	347,271	(70,617)
Cash and restricted cash at beginning of period	167,853	233,857
Cash and restricted cash at end of period	$515,124	$163,240

Reconciliation to Consolidated Balance Sheets:
Cash and cash equivalents	$500,373	$142,360
Restricted cash and cash equivalents	14,751	20,880

Unrestricted and restricted cash and cash equivalents	$515,124	$163,240
_______________

(1)
As part of the Company’s adoption of FASB ASC 842, we classified collections on direct financing and sales-type leases within operating activities on our Consolidated Statement of Cash Flows for the six months ended June 30, 2019. This had previously been included in investing activities. The presentation for the six months ended June 30, 2018, has also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

Aircastle Limited and Subsidiaries
Selected Financial Guidance Elements for the Third Quarter of 2019
($ in millions, except for percentages)
(Unaudited)

Guidance Item	Q3:19
Lease rental revenue(1)	$200 - $204
Direct financing and sales-type lease revenue	$7 - $8
Amortization of net lease discounts and lease incentives	$(5) - $(6)
Maintenance revenue	$7 - $11
Gain on sale of flight equipment	$9 - $15
Depreciation	$90 - $93
Interest, net	$65 - $68
SG&A(2)	$18 - $19
Full year effective tax rate	9% - 11%
_______________

(1)	Reflects new aircraft acquisitions and the return to service of Avianca Brazil and Jet Airways aircraft which commenced in late Q2:19.

(2)	Includes $3.4M of non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$223,416	$204,276	$437,343	$406,956

EBITDA(1)	$198,404	$190,448	$390,221	$382,389

Adjusted EBITDA(1)	$210,900	$192,623	$410,247	$383,768

Net income	$31,112	$50,203	$65,922	$107,750
Net income allocable to common shares	$30,895	$49,884	$65,501	$107,113
Per common share - Basic	$0.41	$0.64	$0.88	$1.37
Per common share - Diluted	$0.41	$0.64	$0.87	$1.37

Adjusted net income(1)	$36,204	$52,378	$75,820	$109,129
Adjusted net income allocable to common shares	$35,951	$52,045	$75,336	$108,483
Per common share - Basic	$0.48	$0.67	$1.01	$1.39
Per common share - Diluted	$0.48	$0.67	$1.00	$1.38

Basic common shares outstanding	74,650	77,911	74,677	78,137
Diluted common shares outstanding(2)	75,442	78,248	75,357	78,420
_______________

(1)	Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

(2)	For the three and six months ended June 30, 2019 and 2018, dilutive shares represented contingently issuable shares related to the Company’s PSUs.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$31,112	$50,203	$65,922	$107,750
Depreciation	89,578	76,181	174,313	151,183
Amortization of lease premiums, discounts and incentives	5,345	3,534	11,056	6,662
Interest, net	66,377	57,398	129,840	114,506
Income tax provision	5,992	3,132	9,090	2,288
EBITDA	198,404	190,448	390,221	382,389
Adjustments:
Impairment of flight equipment	7,404	—	7,404	—
Equity share of joint venture impairment	—	—	2,724	—
Non-cash share-based payment expense	3,177	3,076	5,903	5,454
Loss (gain) on mark-to-market of interest rate derivative contracts	1,915	(901)	3,995	(4,075)
Adjusted EBITDA	$210,900	$192,623	$410,247	$383,768

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$31,112	$50,203	$65,922	$107,750
Loss (gain) on mark-to-market of interest rate derivative contracts(1)	1,915	(901)	3,995	(4,075)
Non-cash share-based payment expense(2)	3,177	3,076	5,903	5,454

Adjusted net income	$36,204	$52,378	$75,820	$109,129
_______________

(1)	Included in Other income (expense).

(2)	Included in Selling, general and administrative expenses.

Management believes that ANI, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Cash Return on Equity Calculation
(Dollars in thousands)
(Unaudited)

Period	CFFO	Gain on Sale of Flight Equipment	Deprec.	Cash Earnings	Average Shareholders Equity	Trailing Twelve Month Cash ROE
Q2:15	$503,275	$48,507	$301,868	$249,914	$1,711,152	14.6%
Q2:16	$523,973	$45,667	$318,286	$251,354	$1,774,568	14.2%
Q2:17	$509,549	$38,405	$310,927	$237,027	$1,817,414	13.0%
Q2:18	$511,452	$66,515	$292,419	$285,548	$1,903,097	15.0%
Q2:19	$545,195	$23,482	$333,980	$234,697	$1,993,041	11.8%
Pro-forma Q2:19	$553,458	$23,482	$333,980	$242,960	$1,993,041	12.2%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (“Cash ROE”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Pro-forma Q2:19 estimates the full impact of the Avianca Brazil and Jet Airways bankruptcies on Cash ROE by adding $8.3 million to Cash Flow From Operations in the second quarter of 2019. Assumes all eighteen aircraft transitioned on the first day of Q2:19.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Cash Interest Margin Calculation
(Dollars in thousands)
(Unaudited)

Period	Average NBV	Quarterly Rental Revenue(1)	Cash Interest(2)	Annualized Net Cash Interest Margin(1)(2)
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%
Q1:17	$6,505,355	$200,273	$58,839	8.7%
Q2:17	$6,512,100	$199,522	$55,871	8.8%
Q3:17	$5,985,908	$184,588	$53,457	8.8%
Q4:17	$6,247,581	$187,794	$53,035	8.6%
Q1:18	$6,700,223	$193,418	$53,978	8.3%
Q2:18	$6,721,360	$193,988	$53,979	8.3%
Q3:18	$6,787,206	$200,354	$54,521	8.6%
Q4:18	$7,136,627	$200,027	$60,348	7.8%
Q1:19	$7,449,957	$195,601	$60,279	7.3%
Q2:19	$7,729,676	$205,960	$63,639	7.4%
Pro-forma Q2:19	$7,729,676	$214,223	$63,639	7.8%
_______________

(1)
Based on the growing level of direct financing and sales-type lease revenue, management revised the calculation of net cash interest margin to include our net investment in direct financing and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in direct financing and sales-type lease in lease rentals. The calculation of net cash interest margin for all prior periods presented is revised to be comparable with the current period presentation.

(2)
Excludes loan termination payments of $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016, respectively, and loan termination payments of $1.0 million in both the second and third quarters of 2017.

We define net cash interest margin as lease rentals from operating leases, interest income and cash collections from direct financing and sales-type leases minus interest on borrowings, net settlements on interest rate derivatives and other liabilities adjusted for loan termination payments divided by the average net book of flight equipment (which includes net investment on direct financing and sales-type leases) for the period calculated on a quarterly and annualized basis.
Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.
Pro-forma Q2:19 estimates the full impact of the Avianca Brazil and Jet Airways bankruptcies on Cash ROE by adding $8.3 million to Cash Flow From Operations in the second quarter of 2019. Assumes all eighteen aircraft transitioned on the first day of Q2:19.

Aircastle Limited and Subsidiaries
Presentation of Reclassification of Collections on Direct Financing and Sales-Type Leases
(Dollars in thousands)
(Unaudited)

As part of the Company’s adoption of FASB ASC 842, we classified collections on direct financing and sales-type leases within operating activities on our Consolidated Statement of Cash Flows for the six months ended June 30, 2019. This had previously been included in investing activities. The presentation for the six months ended June 30, 2018, has also been reclassified to conform to the current period presentation:

Six Months Ended June 30, 2018
Net cash and restricted cash provided by operating activities as previously reported	$239,843
Collections on direct financing and sales-type leases	13,127
Net cash and restricted cash provided by operating activities	$252,970

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Shares Issued and Outstanding	Shareholders' Equity	Book Value per share	% Change
Q2:15	81,181	1,785,558	21.99	8.6%
Q2:16	78,778	1,776,486	22.55	2.5%
Q2:17	78,714	1,835,089	23.31	3.4%
Q2:18	78,244	1,963,406	25.09	7.6%
Q2:19	74,983	2,021,484	26.96	7.4%

		Q2:15 - Q2:19 CAGR		5.2%

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2019		Six Months Ended June 30, 2019
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	74,650	99.30%	74,677	99.36%
Unvested restricted common shares	524	0.70%	480	0.64%
Total weighted-average shares outstanding	75,175	100.00%	75,157	100.00%

Common shares outstanding – Basic	74,650	98.95%	74,677	99.10%
Effect of dilutive shares(1)	791	1.05%	681	0.90%
Common shares outstanding – Diluted	75,442	100.00%	75,357	100.00%

Net income allocation
Net income	$31,112	100.00%	$65,922	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(217)	(0.70)%	(421)	(0.64)%
Earnings available to common shares	$30,895	99.30%	$65,501	99.36%

Adjusted net income allocation
Adjusted net income	$36,204	100.00%	$75,820	100.00%
Amounts allocated to unvested restricted shares	(253)	(0.70)%	(484)	(0.64)%
Amounts allocated to common shares – Basic and Diluted	$35,951	99.30%	$75,336	99.36%
_______________

(1)
For the three and six months ended June 30, 2019, distributed and undistributed earnings to restricted shares were 0.70% and 0.64%, respectively, of net income and adjusted net income. The amount of restricted share forfeitures for the periods presented are immaterial to the allocation of distributed and undistributed earnings.

(2)	For the three and six months ended June 30, 2019, dilutive shares represented contingently issuable shares.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2018		Six Months Ended June 30, 2018
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	77,911	99.36%	78,137	99.41%
Unvested restricted common shares	498	0.64%	465	0.59%
Total weighted-average shares outstanding	78,409	100.00%	78,602	100.00%

Common shares outstanding – Basic	77,911	99.57%	78,137	99.64%
Effect of dilutive shares(1)	338	0.43%	283	0.36%
Common shares outstanding – Diluted	78,248	100.00%	78,420	100.00%

Net income allocation
Net income	$50,203	100.00%	$107,750	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(319)	(0.64)%	(637)	(0.59)%
Earnings available to common shares	$49,884	99.36%	$107,113	99.41%

Adjusted net income allocation
Adjusted net income	$52,378	100.00%	$109,129	100.00%
Amounts allocated to unvested restricted shares	(333)	(0.64)%	(646)	(0.59)%
Amounts allocated to common shares – Basic and Diluted	$52,045	99.36%	$108,483	99.41%
_______________

(1)
For the three and six months ended June 30, 2018, distributed and undistributed earnings to restricted shares were 0.64% and 0.59%, respectively, of net income and adjusted net income. The amount of restricted share forfeitures for the periods presented are immaterial to the allocation of distributed and undistributed earnings.

(2)	For the three and six months ended June 30, 2018, dilutive shares represented contingently issuable shares.